Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-142180

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 17, 2007

Preliminary Prospectus Supplement
(To prospectus dated April 17, 2007)

$100,000,000
     % Convertible Senior Notes due 2037

Interest payable May 1 and November 1

Issue Price: 100%

We are offering $100,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2037. The notes will bear interest at a rate of     % per year. Interest on the notes will accrue from          , 2007. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. The notes will mature on May 1, 2037.

The initial conversion rate will be           shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $      per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain fundamental changes that occur prior to May 1, 2012, we will increase the conversion rate for holders who elect to convert notes in connection with such fundamental changes in certain circumstances.

We may not redeem the notes before May 6, 2012. On or after that date, we may redeem all or a portion of the notes at any time. Any redemption of the notes will be for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Holders may require us to purchase all or a portion of their notes on each of May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032. In addition, if we experience specified types of fundamental changes, holders may require us to purchase the notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other existing and future senior indebtedness, including our 7% senior notes. The notes will be guaranteed by our wholly-owned subsidiaries on a senior unsecured basis. The subsidiary guarantees will be general unsecured senior obligations of the subsidiary guarantors and will rank equally in right of payment with all of the existing and future senior indebtedness of the subsidiary guarantors, including their guarantees of our 7% senior notes. If we fail to make payment on the notes, the subsidiary guarantors must make them instead. The notes will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

We have granted the underwriters a 30-day option to purchase up to an additional $      principal amount of notes solely to cover over-allotments, if any.

The notes will not be listed on any securities exchange. Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.” The last reported sale price of our common stock on the NASDAQ Global Market on April 16, 2007 was $24.36 per share.

	Per Note		Total

Public Offering Price	100%			$100,000,000
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us		%	$

Investing in these securities involves risks and uncertainties. See “Risk factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about April   , 2007.

Joint Book-Running Managers

JPMorgan	Lehman Brothers	Deutsche Bank Securities

Co-Managers
Raymond James
Coker, Palmer, Phillips & Mullen, Inc.
KeyBanc Capital Markets
Tristone Capital
April   , 2007

Prospectus supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering the notes only in jurisdictions where such offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of the notes. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement in making your investment decision.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that refer to future events or outcomes. Except for statements of historical or present facts, all other statements contained in this prospectus supplement are forward-looking statements.

These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the factors described under “Risk factors” in this prospectus supplement and the documents we incorporate by reference, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements.

ii

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement and the accompanying prospectus, in any additional prospectus supplement and in any documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

iii

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before making an investment decision, especially the risks of investing in the notes discussed under “Risk factors” in this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein.

As used in this prospectus supplement, “Delta Petroleum,” “Delta,” “Company,” “our Company,” “we,” “our,” and “us” refer to Delta Petroleum Corporation and its consolidated subsidiaries, including with respect to financial information, results of our 49.4% owned affiliate, DHS Holding Company and its subsidiaries, except where the context otherwise requires or as otherwise indicated. In addition, in this prospectus supplement, information is presented for our fiscal years, which ended on June 30 on and prior to June 30, 2005, and subsequently on December 31. All references to oil reserves and production include natural gas liquids. You will find definitions for oil and natural gas industry terms used throughout the prospectus supplement and prospectus in “Glossary of oil and gas terms” located on page S-74 of this prospectus supplement.

Our Company

We are a Denver, Colorado based independent energy company engaged primarily in the exploration for, and the development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which together comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant development drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. We also have extensive exploration activities in the Columbia River Basin (“CRB”) in Washington state, in the Hingeline play in Central Utah and the Paradox Basin of southeastern Utah and southwestern Colorado. We generally concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience. We also have an ownership interest in DHS Drilling Company (“DHS”), providing the benefit of priority access to 17 drilling rigs that operate primarily in the Rocky Mountain region.

During the year ended December 31, 2006 we had production from continuing operations of 15.4 Bcfe. As of December 31, 2006, we had estimated proved reserves of 302.4 Bcfe with a reserve life of approximately 19 years. Our proved reserves were 34% proved developed and 74.3% were natural gas. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.

For calendar year 2007, our drilling budget is $250 to $275 million, which will be funded in part by a significant portion of the net proceeds from this offering and our concurrent common stock offering. We are concentrating a substantial portion of this budget on the development of our Piceance, Wind River and Paradox Basin assets in the Rockies, and to a lesser extent, our Newton and Midway Loop fields in the Gulf Coast.

Business Strengths

Multi-year inventory of attractive development drilling locations

As of March 31, 2007 we owned and controlled approximately 497,000 net undeveloped acres in our Rocky Mountain development projects, which represents approximately 38% of our total net undeveloped acreage position. We believe there are substantial quantities of hydrocarbons that will be produced in the future from the fields within our acreage position based upon our drilling success to date. Most of our development drilling locations are located in proven hydrocarbon basins containing reservoirs that we believe, based on drilling results and initial well performance, possess predictable geologic attributes and consistent reservoir characteristics, which lead to reliable drilling results. We have identified a multi-year inventory of development drilling locations that we believe present relatively low geologic risk.

Proven success in exploration plays

We have enjoyed success in our recent exploration efforts in the Paradox Basin in Utah and Colorado, and in Newton, Polk and Tyler Counties, Texas. Historically we have grown primarily through strategic acquisitions, but we believe our expertise and success in our exploration activities provide us with a more effective means of consistent reserve and production growth. We expect to continue our successful exploration activities throughout 2007.

•	Paradox Basin. We have five prospect areas in the Paradox Basin and have drilled a total of three wells to date in the Greentown prospect and one well in the Salt Valley prospect. Each of our exploratory wells in these two prospect areas has encountered significant quantities of hydrocarbons. We are proceeding with completion activities in each of these exploratory wells and anticipate development activities in the Greentown and Salt Valley prospects through 2007.

•	Newton County, Texas. In addition to our recent Paradox exploration activities, we have conducted successful exploration drilling in Newton County, Texas targeting the Wilcox, Yegua and Frio formations. We have drilled five exploratory wells and have encountered economic quantities of hydrocarbons in four of the wells. We expect to continue the development of our seismically defined Yegua and Frio structures in 2007.

•	Midway Loop Field. The Midway Loop Field is located in Polk and Tyler counties, Texas. The wells in this play produce from the Austin Chalk formation. We have recently drilled and completed our third well on our Austin Chalk acreage, all three of which have been successful economic wells with significant initial production rates and attractive per well finding and development (“F&D”) costs.

Significant acreage position in high-profile exploration plays

We believe our exposure to high-profile domestic onshore exploration plays differentiates us from other companies in the exploration and production sector. We have acquired significant acreage positions in two basins that have experienced no or very limited exploration activity in recent decades, but have received substantial interest of late. We believe the potential of these exploration plays provides an opportunity for meaningful reserve and production growth.

•	Columbia River Basin. The CRB is a large basin located in southeastern Washington and northeastern Oregon. We have approximately 467,500 net acres in the CRB, which comprises approximately 36% of our total net undeveloped acreage position. Interest in the play was established based upon the evaluation of logs from wells that were drilled and abandoned in the 1980s. The logs show significant over-pressured, tight sand gas formations, which with the recent advances in multizone, multi-stage artificial stimulation (“frac”) technology could potentially produce significant quantities of natural gas. We are participating with EnCana Corporation, the only oil and gas company that is actively drilling in the basin, and we have an interest in two wells that EnCana has drilled to date and a third well that is currently being drilled. We are in the process of permitting two separate prospects, the McBride 28-13 and the Gray 20-31, which will also be Delta-operated locations.

•	Central Utah Hingeline. The Hingeline play of central Utah is a geological overthrust belt. Interest and activity from the industry in this previously unexplored play came about through the discovery of a large oil field in 2003 in the same overthrust belt by a private oil and gas company. Overthrust plays are unique geologically and generally require geologists with specific experience in overthrust belts to understand and map the exploration activity. Our partner in the Hingeline play, Armstrong Resources LLC (“Armstrong”), has significant experience in, and focuses on overthrust plays. We have an average 55% working interest representing approximately 118,000 net acres in this play.

Operational control

We operate all but one of our primary development projects, and as a result, we have substantial control over the timing of our field development and the level and allocation of more than 90% of our capital expenditures and operating expenses. We believe this operational control gives us the flexibility to opportunistically pursue exploration and development projects in our property inventory and provides us with a competitive advantage. Additionally, our interest in DHS provides us with full-time priority access to 17 drilling rigs deployed primarily in the Rocky Mountains, which further enhances our operational control of our exploration and development projects.

Experienced management and operational team with advanced exploration and development technology knowledge

Our senior management team has an average of 25 years of experience in the oil and gas industry, and has a proven track record of creating value both organically and through strategic acquisitions. Our management team is supported by an active board of directors with extensive experience in the oil and gas industry. Our experienced technical staff utilizes sophisticated geologic and 3-D seismic models to enhance predictability and reproducibility over significantly larger areas than historically possible. We also utilize frac technology in completing our wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our team has successfully applied these techniques, normally associated with completions in the most advanced Rocky Mountain natural gas fields, to our largest Gulf Coast field to improve production and returns.

Business Strategy

Our focus is to increase stockholder value by pursuing the following corporate strategy:

Pursue concurrent development of our core areas

Following this offering, we plan to spend $250—$275 million on our drilling program during 2007. We expect that approximately 78% of the 2007 drilling capital expenditures will be in our Rocky Mountain development and exploration projects. Many of our targeted development drilling locations are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which typically lead to reliable drilling results.

Maintain high percentage ownership and operational control over our asset base

As of December 31, 2006, we controlled approximately 1.3 million net undeveloped acres, representing approximately 97% of our total net acreage position. We retain a high degree of operational control over our asset base, as we are the operator on all but one of our primary development projects. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations. We plan to maintain this advantage to allow us to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process. We believe this flexibility to opportunistically pursue exploration and development projects relating to our properties provides us with a meaningful competitive advantage. We also have an interest in DHS, as well as a contractual right of priority access to 17 drilling rigs deployed primarily in the Rocky Mountains.

Achieve consistent reserve growth through repeatable development

We have experienced significant reserve growth over the past four years through a combination of acquisitions and drilling successes. Although, prior to 2006, the majority of our reserve and production growth historically has come through acquisitions, we anticipate that the majority of our 2007 and future reserve and production growth will come through the execution of our drilling program on our large inventory of proved and unproved locations. Our development drilling inventory generally consists of locations in fields that demonstrate low variance in well performance, which leads to more predictable and repeatable field development.

Maintain acreage and pursue identified opportunities in high potential exploration plays

We intend to continue to supplement our ongoing development of reserves in our core areas with exploratory efforts that may lead to new discoveries in the future. We continually evaluate our opportunities and pursue attractive potential opportunities that take advantage of our strengths. At March 31, 2007, we had a significant undeveloped, unproved acreage position in the CRB and the Central Utah Hingeline plays, each of which have gained substantial interest within the exploration and production sector due to their relatively unexplored nature and the potential of meaningful hydrocarbon recoveries. There are other mid-size and large independent exploration and production companies conducting drilling activities in these plays. We anticipate that meaningful drilling and completion results will become known in both areas during 2007.

Pursue a disciplined acquisition strategy in our core areas of operation

Historically we have been successful at growing through targeted acquisitions. Although our multi-year drilling inventory provides us with the ability to grow reserves and production organically without acquisitions, we will continue to evaluate acquisition opportunities, primarily in our core areas of operation. In addition, we will continue to look to divest assets located in fully developed or non-core areas.

Maintain an active hedging program

We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. We use hedges to limit the risk of fluctuating cash flows used to partially fund our capital expenditure program. We also typically use hedges in conjunction with acquisitions to achieve expected economic returns during the payout period. Approximately 6.0 Bcf of our anticipated natural gas production is hedged for the remainder of 2007, and approximately 5.5 Bcf is hedged in 2008.

Recent developments

Our expected total production for the three months ended March 31, 2007 was 3.9 Bcfe, including production from discontinued operations and sold properties. Our total production for the month of March was 1.65 Bcfe, including production from discontinued operations and sold properties. In addition on April 16, 2007, we announced the signing of an acreage earning agreement pertaining to acreage surrounding our Vega Unit in the Piceance Basin. The agreement provides us an opportunity to potentially earn up to 6,000 net acres by drilling a minimum of 128 wells over a 36 month period.

On March 30, 2007, we consummated the sale of certain non-core properties located in New Mexico and the onshore Gulf Coast region of Texas, with net cash proceeds to us of $31.5 million and an estimated after-tax loss of approximately $6.9 million. On March 27, 2007, we completed the sale of certain non-operated non-core properties located in Australia for cash consideration of approximately $6.0 million. The sale resulted in an after-tax gain of $2.8 million. On January 10, 2007, we sold non-core properties located in Padgett Field, Kansas for proceeds of $5.6 million, which properties are included in assets held for sale in our financial statements as of and for the year ended December 31, 2006 incorporated by reference hereto.

On March 9, 2007, we issued 754,000 shares of common stock valued at approximately $13.8 million for additional interests in two wells owned and operated by us and located in Polk County, Texas. On January 30, 2007, we closed an offering of 2,768,000 shares of common stock priced at $20.98 per share. The equity offering resulted in net proceeds of approximately $56.6 million. The proceeds were used to repay our $25.0 million unsecured term loan and reduce outstanding indebtedness under our senior secured credit facility. We have subsequently redrawn all or some of the amounts repaid under the senior secured credit facility for exploration and development of oil and natural gas properties, working capital and other general corporate purposes.

General

Our common stock is quoted on the NASDAQ Global Market under the symbol “DPTR,” and is a component of the Russell 3000® Index.

We were originally incorporated in 1984 and have been publicly held since 1987. Effective January 31, 2006, we changed our state of incorporation from Colorado to Delaware through a reincorporation merger.

Our principal executive offices are located at 370 17th Street, Suite 4300, Denver, Colorado 80202. Our telephone number is (303) 293-9133. We also maintain a website at http://www.deltapetro.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus supplement.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of notes.”

For purposes of the following summary and the description of the notes included in this prospectus supplement, references to “Delta Petroleum,” “Delta,” “Company,” “we,” “ours,” and “us” refer only to Delta Petroleum Corporation and do not include our subsidiaries.

Issuer	Delta Petroleum Corporation, a Delaware corporation.

Securities	$100,000,000 aggregate principal amount of % Convertible Senior Notes due 2037 (or $115,000,000 principal amount if the underwriters exercise their over-allotment option in full).

Maturity	May 1, 2037, unless earlier redeemed, repurchased or converted.

Interest	% per year. Interest on the notes will accrue from , 2007. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007.

Guarantees	The notes will be guaranteed on a senior unsecured basis by our wholly-owned subsidiaries, which we refer to as the subsidiary guarantors. The subsidiary guarantees will be general unsecured senior obligations of the subsidiary guarantors and will rank equally in right of payment with all of the existing and future senior indebtedness of the subsidiary guarantors, including their guarantees of our 7% senior notes.

Ranking	The notes will be our direct, unsecured and senior obligations and will rank equally in right of payment with all of our existing and future senior indebtedness, including our 7% senior notes, and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of December 31, 2006, on a pro forma basis giving effect to this offering and our concurrent common stock offering, we had consolidated senior indebtedness of approximately $149.4 million, none of which was secured, and $130 million of available borrowing capacity under our senior secured credit facility. As of December 31, 2006, our non-guarantor subsidiaries had approximately $74.8 million of indebtedness and other liabilities, which would have ranked senior to the notes.

Conversion rights	Holders may convert all or a portion of their notes at the applicable conversion rate, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount of notes.

The initial conversion rate for the notes is shares of common stock per $1,000 principal amount of notes (equal to an initial conversion price of approximately $ per share), subject to adjustment.

Upon conversion, we will have the option to deliver cash, shares of our common stock or a combination of cash and shares of our common stock. See “Description of notes—Conversion rights—General.”

In addition, following certain fundamental changes that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental changes by a number of additional shares of common stock as described under “Description of notes—Conversion procedures—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of our common stock issued to you upon conversion.

Redemption at our option	Prior to May 6, 2012, the notes will not be redeemable. On or after that date, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Purchase of notes by us at the option of the holder	You have the right to require us to purchase all or a portion of your notes on each of May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032 (each, a “purchase date”). In each case, the purchase price, payable in cash, will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

Fundamental change	If we undergo a fundamental change (as defined under ‘‘Description of notes—Fundamental change permits holders to require us to purchase notes”), you will have the right to require us to purchase all or a portion of your notes. The fundamental change purchase price, payable in cash, will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $96 million (or $111 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters discount and estimated offering expenses. We intend to use the net proceeds of this offering to fund capital expenditures and for general corporate purposes.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

We do not intend to apply for a listing of the notes on any securities or any automated dealer quotation system. Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”

Concurrent stock offering	Concurrently with this offering of notes, we are offering 6,200,000 shares of our common stock (7,130,000 shares if the underwriters exercise their over-allotment option in full). The common stock will be offered pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our common stock. There is no assurance that our concurrent public offering of common stock will be completed or, if completed, that it will be completed for the amounts contemplated. The completion of this offering of notes is not conditioned on the completion of our concurrent public offering of common stock.

Risk factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Risk factors

An investment in our securities involves a high degree of risk. You should carefully read and consider the risks described below and those incorporated by reference before deciding to invest in our securities. The occurrence of any such risks could materially harm our business, financial condition, results of operations or cash flows. In any such case, the trading price of our convertible notes, common stock and other securities could decline, and you could lose all or part of your investment. When determining whether to invest in our securities, you should also refer to the other information contained or incorporated by reference in this prospectus supplement, including the section entitled “Risk factors” and our consolidated financial statements and the related notes in our annual report on Form 10-K for the year ended December 31, 2006.

Risks Related To the Notes and Our Common Stock

Although the notes are referred to as “senior notes,” the notes will be effectively junior to the rights of our and our subsidiary guarantors’ existing and future secured creditors and effectively subordinated to the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes will be our general, unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior indebtedness, including our 7% senior notes, and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations, of our non-guarantor subsidiaries.

The notes will be guaranteed on a senior unsecured basis by our wholly-owned subsidiaries, which we refer to as the subsidiary guarantors. The subsidiary guarantees will be general unsecured senior obligations of the subsidiary guarantors and will rank equally in right of payment with any existing and future senior indebtedness of the subsidiary guarantors. Our non-guarantor subsidiaries have no obligation to pay any amounts due on the notes and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Holders of our existing and future secured indebtedness will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness. The notes will be effectively junior to existing secured financings and any future secured indebtedness incurred by us. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of December 31, 2006, on a pro forma basis giving effect to this offering and our concurrent common stock offering, we had consolidated senior indebtedness of approximately $149.4 million, none of which was secured, and $130.0 million of available borrowing capacity under our senior secured credit facility. As of December 31, 2006, our non-guarantor subsidiaries had approximately $74.8 million of indebtedness and other liabilities, which would have ranked senior to the notes. The notes will be effectively junior to our secured indebtedness and indebtedness of our non-guarantor subsidiaries.

Federal or state laws allow courts, under specific circumstances, to void debts, including subsidiary guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a subsidiary guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or suffers other financial difficulty, a court might void (that is, cancel) its guarantee. A court might do so if it found that

•	the subsidiary received less than reasonably equivalent value or fair consideration for the incurrence of such debt or subsidiary guarantee; and

•	when the subsidiary entered into its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee), it either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or should have believed that it would incur debts beyond its ability to pay such debts as they mature.

A court might also avoid a subsidiary’s guarantee, without regard to these factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a court would consider an entity insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantees would not be voided or subordinated to the subsidiary guarantors’ other debt.

If the subsidiary guarantees were legally challenged, they could also be subject to the claim that, since they were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration.

A court could thus void the obligations under the subsidiary guarantees or subordinate the subsidiary guarantees to the subsidiary guarantors’ other debt or take other action detrimental to holders of the notes.

We may not have sufficient funds necessary to repurchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to repurchase the notes.

We will be required to repurchase notes upon a fundamental change, as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price or fundamental change purchase price for the notes tendered by the holders in cash. Our ability to pay the purchase price or fundamental change purchase price for the notes in cash, will be subject to limitations we may have in our senior secured credit facility, or any other indebtedness we may have in the future. If you require us to repurchase the notes, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Further, a fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness under our senior secured credit facility or other indebtedness we may have in the future.

Failure by us to repurchase the notes when required will result in an event of default with respect to the notes, which may also result in a default under existing and future agreements governing our indebtedness. If the repayment of such indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Upon conversion of the notes, we will have the option to deliver cash in lieu of some or all the common shares to be delivered upon conversion, the amount of cash to be delivered per note being calculated on the basis of average prices over a specified period, and you may receive less proceeds than expected.

Upon conversion of the notes, we will have the option to deliver cash in lieu of some or all the common shares to be delivered upon conversion. As described below under “Description of notes—Conversion rights,” the amount of cash to be delivered per note will be equal to the number of common shares in respect of which the cash payment is being made multiplied by the average of the daily volume-weighted average price of the common shares on the corresponding Bloomberg screen for the 20 trading days commencing one day after the date of our notice of election to deliver all or part of the conversion consideration in cash if we have not given notice of redemption or the conversion date, in the case of conversion following notice of redemption specifying our intention to deliver cash upon conversion. Accordingly, upon conversion of a note, holders might not receive any common shares and, if the above-referred prices decline over the 20-day period, they might receive less proceeds than expected.

Our failure to convert the notes into cash or a combination of cash and common shares upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under our senior secured credit facility, our 7% senior notes or future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes do not restrict our ability to take certain actions that could adversely affect the trading price of the notes.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional debt (including secured debt), incurring liens, paying dividends, issuing or repurchasing securities or entering into transactions with our affiliates. In addition, the indenture governing the notes does not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing shares of our common stock by the terms of the notes.

The adjustments to the conversion rate do not cover all dilutive events that may adversely affect the trading price of the notes.

The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion procedures—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the market price of our common stock. If any of these other events adversely affects the market price of our common stock, it may also adversely affect the trading price of the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change (as defined under “Description of notes—Fundamental change permits holders to require us to purchase notes”), you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain significant restructuring transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us generally will not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes certain fundamental changes occurs, under certain circumstances we will increase the conversion rate with respect to notes converted in connection with such transaction by a number of additional shares of our common stock. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per common share in such transaction. A description of how the increase in the conversion rate will be determined is set forth under “Description of notes—Conversion procedures—Adjustments to shares delivered upon conversion upon certain fundamental changes.”

Although the increase in the conversion rate is designed to compensate you for the lost value of your notes as a result of such transaction, it may not adequately compensate you for such loss. In addition, if the price of our shares of our common stock in the transaction is greater than $      per share or less than $      per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Furthermore, our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. A trading market for the notes may not develop, or if it does, it may not be liquid at the time you may want to sell the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial public offering price. The underwriters have advised us that they intend to make a market in the notes after the offering is completed. However, the underwriters are not obligated to do so and they may discontinue any market-making at any time without notice. Further, such market making activities will be subject to limits imposed by the U.S. federal securities laws. As a result, an active trading market for the notes may not develop.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only have rights with respect to our common stock if and when we deliver shares of our common stock to you upon conversion of your notes, and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

An adverse rating of the notes may adversely affect the trading price of the notes.

We do not intend to seek a rating on the notes. However, if the notes are rated in the future and one or more rating agencies assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and our common stock could be adversely affected.

You may be deemed to have received a taxable distribution without the receipt of any cash.

If we pay dividends on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain United States federal income and estate tax considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income and estate tax considerations.”

There may be future dilution of our common stock or other equity, which will adversely affect the market price of our common stock and the trading price of the notes.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, or securities convertible into or exchangeable for our common stock, during the life of the notes and have no obligation to consider your interests for any reason.

In addition, to the extent options to purchase common stock under our employee and director stock option plans or outstanding warrants to purchase common stock are exercised or the price vesting triggers under the performance shares granted to our executive officers are satisfied, holders of our common stock will experience dilution. As of December 31, 2006, we had outstanding options to purchase 2,360,000 shares of common stock at a weighted average exercise price of $8.68.

If we issue additional shares of our common stock or convertible or exchangeable securities, it may adversely affect the market price of our common stock and, in turn, the trading price of the notes. In addition, it may impair our ability to raise capital through the sale of additional equity securities. Concurrently with this offering, we are offering 6,200,000 shares of our common stock (7,130,000 shares if the underwriters exercise their over-allotment option in full). This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our convertible senior notes. See “Prospectus supplement summary—The offering—Concurrent stock offering.”

We may issue shares of preferred stock with greater rights than our common stock.

Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock and, in turn, the trading price of the notes.

The trading price of the notes could be adversely affected by the market price of our common stock, which has historically experienced significant volatility.

Because the notes are convertible into our common stock, we expect that in general the trading price of the notes will be significantly affected by the market price of our common stock. Holders who receive shares of our common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. The market price of our common stock has historically experienced significant fluctuations. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other risk factors discussed elsewhere in

“Risk factors” and “Forward-looking statements.” In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock. Volatility or depressed market prices of our common stock could result in volatility or depressed trading prices of the notes, could limit the amount of cash and shares of our common stock, if any, deliverable upon conversion of the notes, and could make it difficult for you to resell the notes (or shares of common stock, if any, issued upon conversion) when you want or at attractive prices.

We do not expect to pay dividends on our common stock.

We have never paid dividends with respect to our common stock, and we do not expect to pay any dividends, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our senior secured credit facility prohibits us from paying any dividends and the indenture governing our senior notes restricts our ability to pay dividends. In the future, we may agree to further restrictions.

The common stock is an unsecured equity interest in our company.

As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

Our stockholders do not have cumulative voting rights.

Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, a plurality of holders of our outstanding common stock will be able to elect all of our directors. As of March 31, 2007, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 8.0% of our outstanding common stock.

Anti-takeover provisions in our certificate of incorporation, Delaware law and certain of our contracts may have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

Certain provisions of our Certificate of Incorporation, the provisions of the Delaware General Corporation Law and certain of our contracts may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals or require that such persons negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions may discourage acquisition proposals or delay or prevent a change in control. As a result, these provisions could have the effect of preventing stockholders from realizing a premium on their investment.

Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board of directors may determine. In addition, our Certificate of Incorporation authorizes a substantial number of shares of common stock in excess of the shares outstanding. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

Under our senior secured credit facility, a change in control is an event of default. Under the indenture governing our senior notes, upon the occurrence of a change in control, the holders of our senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of the repurchase.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of our company.

The fundamental change provisions, including the fundamental change purchase right and the provisions requiring an increase in the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances delay or prevent a takeover of our company and the removal of incumbent management that might otherwise be beneficial to investors.

Use of proceeds

We estimate that we will receive net proceeds of $      million from the offering of the notes, after deducting underwriting discounts and commissions and estimated offering expenses. In addition, we expect to receive net proceeds of $      million from the concurrent offering of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds we receive from the offering of convertible notes for capital expenditures and other general corporate purposes and use the net proceeds we receive from the concurrent offering of our common stock to pay down approximately $117.0 million outstanding under our senior secured credit facility and other general corporate purposes. Approximately $           million will be paid to J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., which is a lender and administrative agent under our senior secured credit facility, and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., which is a lender under our senior secured credit facility.

The senior secured credit facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base. Rates vary between prime + 0.25% and 1.00% for base rate loans and between LIBOR +1.5% and 2.25% for Eurodollar loans, and the weighted average interest rate for the year ended December 31, 2006 was 8.1%. Our senior secured credit facility matures on November 17, 2010. We intend to redraw some or all of the amounts paid down on our senior secured credit facility for exploration and development of our oil and natural gas properties, for acquisition, exploration and development of additional properties or interests, acquisition of additional oil and natural gas service businesses, working capital and other general corporate purposes. Net proceeds may be temporarily invested prior to use.

Capitalization

The following table sets forth our capitalization as of December 31, 2006:

•	on a historical basis;

•	on a pro forma basis giving effect to the issuance in January 2007 of 2,768,000 shares of common stock at $20.98 with net proceeds of $56.6 million and the repayment in January 2007 of the $25 million unsecured term loan; and

•	on a pro forma as adjusted basis to reflect this offering and the use of net proceeds from this offering and the concurrent offering of 6,200,000 shares of common stock based on an assumed offering price of $24.36 per share, which was the closing price on April 16, 2007, and the use of net proceeds from that offering as described in “Use of proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes and the “Management’s discussion and analysis of financial condition and results of operations” incorporated by reference herein and “Use of proceeds.”

	December 31, 2006		Pro Forma
(Dollars in thousands)	Actual	Pro Forma	As adjusted

Cash and cash equivalents	$7,666	$39,266	$162,758

Debt:
Senior secured credit facility, net[1]	118,000	118,000	—
Unsecured term loan	25,000	—	—
Term loan-DHS[2]	74,800	74,800	74,800
Other debt, net	80	80	80
7% senior notes due 2015, net[3]	149,384	149,384	149,384
% convertible senior notes due 2037	—	—	100,000

Total debt	367,264	342,264	324,264

Minority Interest	27,390	27,390	27,390

Stockholders’ equity:
Common stock, $0.01 par value, 300,000,000 shares authorized; 53,439,000 shares issued and outstanding actual, 56,207,000 shares issued and outstanding pro forma, 62,407,000 shares issued and outstanding pro forma as adjusted[4]	534	562	624
Additional paid-in capital[4]	430,479	487,051	631,681
Accumulated other comprehensive income	4,865	4,865	4,865
Retained earnings (deficit)	(7,645)	(7,645)	(7,645)

Total stockholders’ equity	428,233	484,833	629,525
Total capitalization	822,887	854,487	981,179

(1)	Amounts outstanding under our senior secured credit facility on a pro forma basis have not been adjusted to reflect use of net proceeds from the issuance of 2,768,000 shares of common stock to repay borrowings and subsequent reborrowings of amounts under our senior secured credit facility. As of December 31, 2006, on a pro forma as adjusted basis, we would have approximately zero outstanding under our senior secured credit facility and additional availability of approximately $130 million. As of April 16, 2007, we had approximately $117 million outstanding under our senior secured credit facility. The amount outstanding under the senior secured credit facility fluctuates throughout the year depending on our working capital and other needs.

(2)	The DHS term loan is a $100.0 million senior secured credit facility with J.P. Morgan Chase Bank, N.A. The facility matures on May 4, 2012, and is non-recourse to Delta.

(3)	The $150 million aggregate principal amount of senior notes were issued at a discount of $750,000, which is being amortized over the ten year life of the notes.

(4)	Assumes aggregate underwriting commissions and estimated expenses from this offering and the concurrent convertible notes offering will be approximately $9.5 million.

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges is as follows for the periods indicated:

Transition Period
Fiscal Year Ended	July 1, 2005 to
December 31,	December 31,	Fiscal Year Ended June 30,
2006	2005	2005	2004	2003	2002

*	*	2.26x	2.23x	0.87x	—

*	Less than 1. During the year ended December 31, 2006 and six months ended December 31, 2005 our earnings were less than our fixed charges by $18.6 million and $19.8 million, respectively.

We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from continuing operations before income tax, adjustments for minority interests, changes in accounting principles and fixed charges, and “fixed charges” consist of interest and financing expense, amortization of deferred financing costs and the estimated interest factor relating to rental expense.

Price range of our common stock and dividends

Our common stock currently trades under the symbol “DPTR” on the NASDAQ Global Market. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported on the NASDAQ Global Market.

Quarter Ended	High	Low

March 31, 2005	$17.07	$12.87
June 30, 2005	14.95	8.99
September 30, 2005	20.82	14.01
December 31, 2005	22.31	15.07
March 31, 2006	$24.95	$17.82
June 30, 2006	22.71	13.79
September 30, 2006	23.27	15.02
December 31, 2006	30.68	20.81
March 31, 2007	$23.12	$17.57
June 30, 2007 (through April 16, 2007)	$24.69	$23.00

On April 16, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $24.36 per share. As of December 31, 2006 there were approximately 800 shareholders of record of our common stock.

We did not declare any dividends during the periods indicated. We do not expect to pay any dividends, in cash or otherwise, with respect to our common stock in the foreseeable future.

Description of property

Development Projects—Rocky Mountain Region

The Rocky Mountain region comprised approximately 53% of our estimated proved reserves as of December 31, 2006. A substantial portion of our undeveloped acreage and a majority of our drilling inventory are located in this region, where our drilling efforts and capital expenditures will be increasingly focused. In the Rocky Mountains, our primary development activities are focused in three basins that provide a large inventory of development and exploration drilling, which we anticipate will provide us with a platform for reserve and production growth in the future.

•	Piceance Basin. Our primary producing assets in the Piceance Basin are the Vega Unit in Mesa County and the Garden Gulch Field in Garfield County, Colorado. We also have recently signed an acreage earning agreement that provides us the opportunity to earn up to 6,000 net acres, which surrounds our Vega Unit. These fields are consistent with our strategy of targeting reservoirs that demonstrate predictable per well reserve recoveries. Our Piceance Basin targets have 10-15 productive sands in the Williams Fork formation that have minimal geologic variance throughout the respective fields, which leads to predictable well results. We use our expertise in multi-zone, multi-stage frac completion technologies to accelerate production from wells, which also allows for increases in recoverable reserves. The Williams Fork member of the Mesaverde formation is the primary producing sand at depths of 6,400-8,000 feet in the Vega Unit and 7,500-9,000 feet in the Garden Gulch Field. Generally, our drilling and production results from our Piceance Basin properties have been encouraging.

In the Vega Unit we have a 100% working interest in 3,820 net acres. Approximately 1,180 net acres were undeveloped as of December 31, 2006. The Vega Unit produces from 11 sands in the Williams Fork formation. The geology of the Williams Fork formation is consistent throughout the Piceance Basin, which has led to minimal well-to-well variance in reserves and production in the Vega Unit. Our 2007 capital budget for the Vega Unit is $90—$95 million. We currently are undertaking continuous development of the field with two DHS rigs running full-time. Currently our gross production is approximately 15 MMcf/d. We anticipate that the Vega Unit will demonstrate significant production growth during 2007. The Vega Unit is being developed on 20 acre spacing. Most of the acreage in the Vega Unit is on federal land and is not subject to any drilling restrictions.

In the Garden Gulch Field there are 6,314 acres of undeveloped leasehold in which we own, through PGR Partners, LLC, an 18.6% non-operated working interest. This field is geologically analogous to the Vega Unit, and current drilling activity has demonstrated repeatable and predictable results. Our 2007 capital budget for the field is $16— $19 million. Most of our acreage is on fee land and not subject to any drilling restrictions.

We have entered into acreage earning agreement with EnCana that provides us the opportunity to earn into significant undeveloped acreage in the Piceance Basin that surrounds our Vega Unit. The agreement allows us to potentially earn up to 12,000 gross (6,000 net) acres and provides for the drilling of up to 600 gross (300 net) locations. Although the terms of the agreement are confidential we will, on average, earn a 50% working interest (42.5% net revenue interest) in the project by incurring a greater proportion of the drilling and completion costs than our stipulated working interest. We believe our ownership in, and takeaway capacity on, the Collbran Valley Gas System pipeline is integral for timely development of this acreage. We have initiated the permitting process on this acreage and expect to begin a development program with two DHS rigs in the third quarter of 2007.

•	Wind River Basin. Our primary asset in the Wind River Basin is the Howard Ranch, Copper Mountain Unit and Riverbank projects in Fremont County, Wyoming. We have an interest in approximately 45,000 net acres. While we have determined not to pursue our deep drilling program that we previously had in the Howard Ranch Field, in the second and third quarters of 2006 we completed a relatively shallow zone in the Lower Fort Union formation in two of our producing wells. Additionally, we recently completed another of our productive wells in the Lower Fort Union for an initial production rate of 2.5 MM cf/d and 150 Bls/d, which is our fourth well producing from the Lower Fort Union. The production results to date from these wells have been very encouraging and merit further development. The wells that will target the Lower Fort Union can be drilled much quicker and at a fraction of the cost of prior wells that were drilled to the Mesaverde formation. As of December 31, 2006 we had proved reserves from the two wells of 1.3 Bcfge and 1.9 Bcfge, respectively, from the Lower Fort Union. This formation is expected to be productive across most of our acreage position, which will likely be developed on 40 acre spacing. Completed well costs for this play are expected to average approximately $1.65 MM per well. Our 2007 capital budget for the Howard Ranch is approximately $37 —$40 million. Much of our acreage position in this field is on federal land, and is subject to drilling restrictions that typically do not allow us to drill in the field for approximately six months out of the year. We have recently reached total depth on the Diamond State 36-33, which is the first well of our continuous drilling program, and expect completion results from this well in the current quarter.

•	Paradox Basin. In the Paradox Basin we have five different prospect areas in Montrose and San Miguel Counties in Colorado, and Grand County in Utah. Our average working interest in these areas is approximately 70%. Our Paradox Basin projects are consistent with our strategy of targeting reservoirs that demonstrate consistent geologic attributes that exist over large areas. Our geologic model for the Paradox targets salt anticline structures that are pervasive throughout the basin. Our 2007 drilling capital budget for the basin is $18—$21 million. We have drilled four wells in the Paradox Basin, in two of our five prospect areas.

In our Greentown project we have interests in approximately 29,000 net acres. We have drilled and completed three wells with encouraging results to date. During the post-frac flowback of the initial completion zone of our first well drilled in the project, the Greentown State 36-11, the well encountered unexpectedly high pressures that exceeded the rated pressure limits of the wellhead equipment, thereby causing the well to produce in an uncontrolled situation. Flow rates were estimated to have exceeded 12 MMcfe/d from less than 15% of the projected productive intervals. We contained the well over the following five days without property damage and without injury. Subsequent production testing indicated that the well produced at a stabilized rate of 3.8 MMcfe/d from this interval alone before being shut-in. The well production tested at a combined rate of 4.5 MMcf/d and 125 Bbls/d from two of 16 zones. We are currently completing additional zones up hole, which have similar log characteristics as those that have been completed. We estimate that proved reserves attributable to the two perforated zones in this well approximate 2.7 Bcfe. Our second well, the Greentown State 32-42, has been completed in eight of 16 pay intervals, and production tested at a combined rate of 2.0 Mmcf/d and 500 Bbls/d. Proved reserves attributable to the perforated zones in this well are estimated to approximate 5.8 Bcfe. The two Greentown wells are located 7.5 miles apart yet appear very analogous, with the 32-42 and the 36-11 having 1,077 and 906 feet of potentially productive pay, respectively, over the 16 separate intervals. The approximate completed well cost for the Greentown prospect area is $3.0 million per well. We anticipate developing our Greentown gas play on 80 acre spacing.

We are currently designing a pipeline to be built from the Greentown acreage to the interstate gas pipeline. We have surveyed the anticipated route of the pipeline and continue with the environmental assessment efforts needed for the required permits. Until the pipeline is constructed and operational we will not be able to sell natural gas from the Greentown project development. We estimate that the pipeline will become operational in 12 to 14 months.

In our Salt Valley project we have approximately 4,900 net acres. We have drilled one well in this prospect area, the Salt Valley 25-12, and completed it in 13 stages. The well encountered 654 feet of net sand over 15 separate intervals. A pumping unit and production equipment are being installed and combined production rates are expected to be known in second quarter of 2007. Based on volumetric calculations and completion results, we estimate that the well has proved reserves of approximately 200 MBbls. We anticipate that the Salt Valley prospect will be developed on 40 acre spacing. We anticipate that completed well costs for this prospect area will be $2.5 MM per well.

Development Projects—Gulf Coast Region

The Gulf Coast region comprises approximately 37% of our estimated proved reserves as of December 31, 2006. In the Gulf Coast Region, our primary producing properties include the Newton, Midway Loop and Opossum Hollow Fields. We have budgeted $38-42 million for drilling and completion activities in our Newton County activity areas and Midway Loop Field.

•	Newton Field. The Newton Field is located in Newton County, Texas. We have an interest in 21,000 net acres, where our working interest is 100% throughout and are producing from 40 wells within the field. The wells in the Newton Field produce from 13 different sands in the Wilcox formation that range in depth from 9,000 to 11,500 feet. The field is a large structural anticline that is defined by extensive well control and seismic information, and the Wilcox sands are consistent across the structure.

We have also experienced successful exploratory drilling and completion activity in seismically defined Wilcox, Yegua and Frio structures in Newton County, Texas that are located in the vicinity of the Newton Field. In particular, the Aeolus #1 was drilled on a seismically defined Frio formation in the fourth quarter of 2006, which has a current production rate of approximately 2.5 MMcf/d and 350 Bbls/d. We have also had successful drilling and completion results on three wells drilled on a seismically defined Wilcox structure north of the Newton Field. We are encouraged by initial production results from these wells and anticipate further drilling activity to test the seismically defined structures in Newton County. We have budgeted $15—$17 million for drilling and completion activity in Newton County for 2007.

•	Midway Loop Field. The Midway Loop Field is located in Polk and Tyler counties, Texas. The wells in this play produce from the Austin Chalk formation. We have recently drilled and completed our third well on our Austin Chalk acreage the Simmons A70, for an initial production rate of 26 MM cf/d and 2,100 Bls/d. All three of our Delta operated wells here have been successful economic wells with significant initial production rates and attractive per well F&D costs. These wells have dual lateral legs that are drilled horizontally and generally carry more drilling/mechanical risk than our drilling activities in our Rocky Mountain development projects. However, we believe we have furthered our knowledge and drilling method in our three drilled and producing wells. We are currently drilling our fourth well, the Dickens A-214, and anticipate drilling two additional wells in this play in 2007. We have budgeted $23—$25 million for the Midway Loop Field in 2007.

Exploration Projects

We have two primary exploration projects that we believe are among the most high-profile exploration plays in the continental United States, and additional promising exploration activity in the Paradox Basin built on our exploration success there in 2006.

•	Central Utah Hingeline. The Hingeline play is a geologic overthrust belt located in central Utah. We have an average 55% working interest in approximately 118,000 net acres, all of which are essentially undeveloped. We have been evaluating the technical and economic merits of central Utah since a new oil field (the “Covenant Field”) discovery by another operator validated the geologic premise supporting the exploratory activity. In early 2006 we acquired acreage from and partnered with Armstrong, which has significant experience in and focus on overthrust plays. Several geologic structural features have been identified under our acreage position. We believe the structures are large in comparison to the Covenant Field discovery and have the potential to contain significant hydrocarbons, particularly oil. Our first well that we drilled in this play, the Joseph Federal #1, was drilled to approximately 13,500 feet and was a dry hole. The well encountered the Navajo formation at a depth of 12,523 feet, which was approximately 7,000 feet deeper than the prognosis. The original geophysical interpretation was distorted because of the presence of an unanticipated igneous intrusive. An intrusive of this magnitude appears anomalous and, to date, only one other well in the trend has encountered an intrusive of any significant size. We are integrating the results of the Joseph Federal #1 dry hole into our overall geologic model of the central Utah overthrust belt, and anticipated drilling two additional wells in the Hingeline play for 2007. We estimate that the cost to drill the two wells will total approximately $13-15 million. We have a DHS rig contracted to drill the two exploratory wells.

•	Columbia River Basin. The CRB is located in southeast Washington and northeast Oregon. We have interests in approximately 467,500 net acres in the basin, virtually all of which are undeveloped. We have a 100% working interest in 435,000 acres and, through our majority owned subsidiary, CRB Partners LLC (“CRBP”), a 1% overriding royalty interest convertible to a 15% back-in after project payout working interest in an additional gross 403,000 (32,300 net) acres. We own an approximately 56% interest in and are the manager of CRBP. Recent interest in the play is based upon the evaluation of logs from wells that were drilled and abandoned in the 1980s. The logs show significant over-pressured, tight sand gas formations, which with the recent advancement in multi-stage frac technology could potentially produce significant quantities of natural gas. We are partners with the only oil and gas company that is actively drilling in the basin, and have an interest in the two wells that our partner has drilled to date and the third well that is currently being drilled. We expect completion results from these three wells during 2007.

The basin is characterized by over-pressured, tight sand gas formations, which fall into our core competency of multi-zone, multi-stage frac completion technologies. Based upon log evaluation of older wells, well testing and core analysis, there appear to be multiple productive zones with many hydrocarbon bearing sands, which lie below thick layers of basalt. The basalt effectively inhibits the use of seismic technology to map the sub-surface and sub-basalt features of the basin. However, we have employed an alternative method of sub-surface mapping that uses the vertical resistivity layering within the earth to detect the structural lows and highs beneath the basalt. Although not as accurate as modern 3-D seismic imaging, our mapping method has proven to be generally accurate in the three wells that have been drilled or are being drilled by our partner. We have completed the permitting process for a Delta-operated location, the McBride 28-13, and are in the process of permitting the Gray 20-31 on a separate prospect, which will also be Delta-operated.

•	Paradox Basin. In addition to the development activity we have in our Salt Valley and Greentown project, we have three other prospect areas in the Paradox Basin with approximately 26,500 net undeveloped acres. All three prospect areas are targeting natural gas under the same geologic model as the Greentown and Salt Valley projects.

The Central Utah Hingeline, Columbia River Basin and the three Paradox Basin prospect areas discussed above are long-term development prospects and do not account for any of our proved reserves as of December 31, 2005 or December 31, 2006.

Other Operations

Offshore California non-producing properties

The Company has direct and indirect ownership interests ranging from 2.49% to 100% in five unproved undeveloped offshore California oil and gas properties with aggregate carrying values of $12.5 million and $11.0 million at December 31, 2006 and 2005, respectively. These property interests are located in proximity to existing producing federal offshore units near Santa Barbara, California and represent the right to explore for, develop and produce oil and gas from offshore federal lease units. The recovery of our investment in these properties through the sale of hydrocarbons will require extensive exploration and development activities (and costs) that cannot proceed without certain regulatory approvals that have been delayed, and is therefore subject to other substantial risks and uncertainties.

We and our 91%-owned subsidiary, Amber Resources Company of Colorado (“Amber”), are among twelve plaintiffs in a lawsuit that was filed in the United States Court of Federal Claims (the “Court”) in Washington, D.C. alleging that the U.S. government has materially breached the terms of 40 undeveloped federal leases, some of which are part of our offshore California properties. On November 15, 2005, and October 31, 2006, the Court granted summary judgment as to liability and partial summary judgment as to damages with respect to 36 of the 40 total federal leases that are the subject of the litigation.

The Court has further ruled under a restitution theory of damages that the government must give back to the current lessees the more than $1.1 billion in lease bonuses it had received at the time of sale. Together with Amber, our net share of the $1.1 billion award is approximately $121 million. This award is subject to appeal and the government has filed a motion for reconsideration of the ruling as it relates to a single lease owned entirely by us. The value attributed to this lease represents significantly more than half of the net amount that would be received by us under the summary judgment. In its motion for reconsideration, the government has asserted that the affected lease is not being returned in substantially the same condition that it was in at the time it was initially granted because, allegedly, a significant portion of the hydrocarbons has been drained by wells that were drilled on an immediately adjacent lease. Although discovery is continuing on this issue, we currently believe that the government’s assertion is without merit and we are vigorously contesting it, however, we cannot predict with certainty the ultimate outcome of this matter.

On January 12, 2007, the Court entered an order of final judgment awarding the lessees restitution of the original lease bonuses paid for thirty five of the forty lawsuit leases, and the government filed a Notice of Appeal of the final judgment on the same date. The lease owned by us that is subject to the motion for reconsideration is not included in this order. The government’s appeal of the order of final judgment may contend that, among other things, the Court erred in finding that it breached the leases, and in allowing the current lessees to stand in the shoes of their predecessors for the purposes of determining the amount of damages that they are entitled to receive. The current lessees may appeal the order of final judgment to, among other things, challenge the Court’s rulings that they cannot recover their and their predecessors’ sunk costs as part of their restitution claim, or alternatively recover such sunk costs under a reliance theory of damages while recovering the lease bonuses in restitution. No payments will be made until all appeals have either been waived or exhausted.

DHS Drilling Company

We own 49.4% of DHS, which, as of March 31, 2007, owned 17 rigs with depth ratings of 7,500 to 20,000 feet. The following table shows property information and location for the DHS rigs.

	Current	Year
	State of	Built or		Depth
	Operation	Refurbished	Horsepower	Capacity

Rig No. 1	WY	2005	1,500	18,000
Rig No. 2	MT	2005	525	7,500
Rig No. 3	UT	2005	525	7,500
Rig No. 4	CO	2004	700	10,000
Rig No. 5	CO	2005	700	12,000
Rig No. 6	WY	2005	700	12,000
Rig No. 7	WA	2005	1,500	20,000
Rig No. 8	WY	2005	800	12,500
Rig No. 9	TX	2006	1,000	15,000
Rig No. 10	TX	2006	1,000	15,000
Rig No. 11	UT	2006	750	11,000
Rig No. 12	CO	2006	1,000	15,000
Rig No. 14	CA	2006	800	12,500
Rig No. 15	UT	2006	700	10,000
Rig No. 16	WY	2006	700	10,000
Rig No. 17	WY	2006	1,000	12,500
Rig No. 18	WY	2005	800	10,500

Description of other indebtedness

Credit Facility

In November 2006, we amended our senior secured credit facility with J.P. Morgan Chase Bank, N.A. At December 31, 2006, the $250.0 million senior secured credit facility had an available borrowing base of approximately $130.0 million and $118.0 million outstanding. The borrowing base is redetermined semiannually and can be increased with future drilling success. The facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base. Rates vary between prime +.25% and 1.00% for base rate loans and between LIBOR + 1.5% and 2.25% for Eurodollar loans. The facility is collateralized by substantially all of our oil and gas properties. Beginning with the quarter ending March 31, 2007, we are required to meet certain financial covenants which include a current ratio of 1 to 1, net of derivative instruments, and a consolidated debt to EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration) of less than 4.25 to 1 for the quarters ending March 31 and June 30, 2007, 4.0 to 1 for the quarters ending September 30 and December 31, 2007, and 3.75 to 1 for the end of each quarter thereafter. The financial covenants only include subsidiaries which we own 100%.

Subsequent determinations of the borrowing base will be made by the lending banks at least semi-annually on April 1 and October 1 of each year, or as special re-determinations. If, as a result of any reduction in the amount of our borrowing base, the total amount of the outstanding debt were to exceed the amount of the borrowing base in effect, then, within 30 days after we are notified of the borrowing base deficiency, we would be required (1) to make a mandatory payment of principal to reduce our outstanding indebtedness so that it would not exceed our borrowing base, (2) to eliminate the deficiency by making three equal monthly principal payments, (3) within 90 days, to provide additional collateral for consideration to eliminate the deficiency or (4) to eliminate the deficiency through a combination of (1) through (3). If for any reason we were unable to pay the full amount of the mandatory prepayment within the requisite 30-day period, we would be in default of our obligations under our senior secured credit facility. The April 1 and October 1 redeterminations resulted in no changes to our borrowing base.

The senior secured credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and includes financial covenants.

Under certain conditions, amounts outstanding under the senior secured credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the senior secured credit facility. Subject to notice and cure periods in certain cases, other events of default under the senior secured credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include non-payment, breach of warranty, non-performance of obligations under the senior secured credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the senior secured credit facility.

This facility is secured by a first and prior lien to the lending banks on most of our oil and gas properties, certain related equipment, oil and gas inventory, and certain bank accounts and proceeds.

7% Senior Unsecured Notes, due 2015

On March 15, 2005, we issued 7% senior unsecured notes for an aggregate amount of $150.0 million which pay interest semiannually on April 1 and October 1 and mature in 2015. The net proceeds were used to refinance debt outstanding under our senior secured credit facility which included the amount required for our January 2005 acquisition of oil and gas assets owned by several entities related to Manti Resources Inc., which was an unaffiliated, privately held Texas corporation. The notes were issued at 99.50% of par and the associated discount is being amortized to interest expense over the term of the notes. The indenture governing the notes contains various restrictive covenants that may limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness, pay dividends, make certain investments, sell assets, consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries. These covenants may limit management’s discretion in operating our business.

Credit Facility — DHS

On May 4, 2006, DHS entered into a new $100.0 million senior secured credit facility with J.P. Morgan Chase Bank, N.A. Proceeds from the $75.0 million initial draw were used to pay off the Guggenheim term loan, complete the acquisition of C&L Drilling, finance additional capital expenditures and pay transaction expenses. Borrowings on the facility bear interest at LIBOR plus 300 basis points. The facility includes financial covenants which require a maximum debt to EBITDA ratio of 2.50 to 1.00 (with such ratio decreasing to 2.25 to 1.00 for the quarters ending March 31, 2008 through December 31, 2008 and 2.00 to 1.00 for the fiscal quarters ending March 31, 2009 through March 31, 2012) and a minimum EBITDA to interest expense ratio of 4.00 to 1.00 (increasing to 4.50 to 1.00 for the fiscal quarters ending June 30, 2007 through December 31, 2007 and increasing again to 5.00 to 1.00 for fiscal quarters ending March 31, 2008 and thereafter). Financing fees of $2.3 million were incurred in conjunction with the facility and will be amortized over the life of the loan. The facility has a $25 million delayed draw feature which expires in May 2007 and on which DHS pays a 1% commitment fee until fully drawn or terminated. DHS has drawn $15 million under the delayed draw facility and the remaining $10 million was terminated. The facility matures in 2012 and requires quarterly principal payments of 0.25% of the amount outstanding. In addition, an annual mandatory prepayment is required each April based on a percentage of excess cash flow (as defined) during the preceding fiscal year. The facility is non-recourse to us. No mandatory prepayment is expected to be due in April 2007 due to capital expenditures. At December 31, 2006, DHS was in compliance with its quarterly debt covenants and restrictions.

Description of notes

We will issue the notes under an indenture to be dated as of     , 2007 (the “indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes, the subsidiary guarantees and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement, of which this prospectus supplement forms a part.

For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Delta Petroleum Corporation and not to its subsidiaries.

Our wholly owned subsidiaries will guarantee the notes and therefore will be subject to many of the provisions contained in this “Description of notes.” We refer to these subsidiaries as the subsidiary guarantors.

General

The notes

•	will be limited to an aggregate principal amount of $100,000,000 (or $115,000,000 if the underwriters’ over-allotment option is exercised in full), subject to our ability to issue additional notes;

•	will bear interest at a rate of % per year, payable semi-annually in arrears, on May 1 and November 1 of each year, commencing on November 1, 2007;

•	will be subject to redemption by us, at our option, on and after May 6, 2012, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date;

•	will be subject to purchase by us, at your option, if a fundamental change (as defined under “Fundamental change permits holders to require us to purchase notes”) occurs, or on each of May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032, in each case at a purchase price, payable in cash, equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the purchase date;

•	mature on May 1, 2037 unless earlier converted, redeemed or repurchased;

•	may be converted into shares of our common stock at the applicable conversion rate, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount of notes, which conversion rate is subject to adjustment if certain events occur;

•	will be our direct, unsecured and senior obligations and will rank equally in right of payment with all of our existing and future senior indebtedness, including our 7% senior notes, and senior in right of payment to all of our existing and future subordinated indebtedness;

•	will be unconditionally guaranteed by our wholly-owned subsidiaries on a senior unsecured basis; and

•	will be issued in denominations of $1,000 and multiples of $1,000 and will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

Upon conversion, we will have the option to deliver cash, shares of our common stock or a combination of cash and shares of our common stock. See “Description of notes—Conversion rights—General.”

The indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $100,000,000 (or $115,000,000 if the underwriters’ over-allotment option is exercised in full). We may from time to time, without the consent of the holders, issue an unlimited principal amount of additional notes under the indenture having identical terms and conditions and with the same CUSIP number as the notes other than issue date, issue price and the first interest payment date (the “additional notes”), provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. Any additional notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the holders of the notes.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. In addition, the indenture does not limit us or any of our subsidiaries from paying dividends or issuing or repurchasing our securities. Other than restrictions described under “Fundamental change permits holders to require us to purchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion procedures—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of certificated notes at the office or agency designated by us for that purpose in New York City. We have initially designated The Bank of New York as our paying agent and registrar and its agency in New York City as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable to holders having an aggregate principal amount of:

•	$5,000,000 or less, by check mailed to the holders of these notes; and

•	more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion. Also, we are not required to register any transfer or exchange of any note for a period of 15 calendar days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of     % per year. Interest on the notes will accrue from          , 2007. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007.

Interest will be paid to the person in whose name a note is registered at 5:00 p.m., New York City time, on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date; provided, however, that interest will be paid on the maturity date only to the person to whom we pay the principal amount. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue thereon.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed.

Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and for any period other than a full interest period will be computed on the basis of the actual number of days elapsed during the period and a 360-day year.

To the extent lawful, payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Ranking

The notes will be our general, unsecured obligations that will rank equally in right of payment with all of our existing and future senior indebtedness, including our 7% senior notes, and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will be guaranteed by the subsidiary guarantors on a senior unsecured basis. The subsidiary guarantees will be general unsecured senior obligations of the subsidiary guarantors and will rank equally in right of payment with any existing or future senior indebtedness of the subsidiary guarantors, including their guarantees of our 7% senior notes. The subsidiary guarantees will be effectively junior to any of the subsidiary guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be effectively subordinated to any indebtedness and other liabilities of our non-guarantor subsidiaries.

As of December 31, 2006, on a pro forma basis giving effect to this offering and the concurrent common stock offering, we had consolidated senior indebtedness of approximately $149.4 million, none of which was secured, and $130 million of available borrowing capacity under our senior secured credit facility. As of December 31, 2006, our non-guarantor subsidiaries had approximately $74.8 million of indebtedness and other liabilities, which would have ranked senior to the notes. The indenture will not limit the amount of indebtedness we or our subsidiaries may incur.

Subsidiary guarantees

Our subsidiary guarantors (as defined below) will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration, by redemption, by repurchase or otherwise, all of our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such guaranteed obligations are referred to as “guaranteed obligations”). The subsidiary guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or you in enforcing any right under the subsidiary guarantees. The subsidiary guarantees with respect to a note will automatically terminate immediately prior to the conversion of such note. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors. In certain cases, the subsidiary guarantees may be voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk factors—Risks Related To the Notes and Our Common Stock—Federal or state laws allow courts, under specific circumstances, to void debts, including subsidiary guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.”

“Subsidiary guarantors” mean all of our existing and future wholly-owned subsidiaries.

A subsidiary guarantee of any subsidiary guarantor will be released and relieved from all of its obligations under the subsidiary guarantee in the following circumstances:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to us or any affiliate); or

•	upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor (other than to us or any affiliate).

Optional redemption

Prior to May 6, 2012, the notes will not be redeemable. On or after May 6, 2012, we may redeem for cash all or a portion of the notes, upon not less than 30 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date is between a regular record date and the interest payment date to which it relates, in which case we will pay any accrued and unpaid interest to the holder of record on such regular record date).

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to

•	issue, register the transfer of or exchange any note during a period of 15 calendar days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No sinking fund is provided for the notes.

Conversion rights

General

Holders of the notes may convert any notes or portions of the notes, in whole or in part, initially at a conversion rate of           shares of our common stock per US$1,000 principal amount of notes (equivalent to a conversion price of approximately $      per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the notes, subject to prior repurchase of the notes.

Upon conversion of a note, we will have the option to deliver shares of our common stock, cash or a combination of cash and shares of our common stock for the notes surrendered as set forth below. The trustee will initially act as conversion agent. The conversion rate and the applicable conversion price in effect at any given time are referred to as the ”applicable conversion rate” and the ”applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

We will have the option to deliver cash in lieu of some or all of the shares of our common stock to be delivered upon conversion of the notes. We will give notice of our election to deliver part or all of the conversion consideration in cash to the holder converting the notes within two business days of our receipt of the holder’s notice of conversion. The amount of cash to be delivered per note will be equal to the number of shares of our common stock in respect of which the cash payment is being made multiplied by the average of the daily VWAP prices of the shares of our common stock for the 20 trading days commencing one day after (a) the date of our notice of election to deliver all or part of the conversion consideration in cash if we have not given notice of redemption or (b) the conversion date, in the case of conversion following notice of redemption specifying our intention to deliver cash upon conversion. ”Daily VWAP” means the per share volume-weighted average price as displayed under the heading ”Bloomberg VWAP” on Bloomberg page ”DPTR <equity> VAP” in respect of the period from 9:30 am to 4:00 pm (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day on the NASDAQ Global Market or otherwise as our board of directors determines in good faith using a volume-weighted method); provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, ”daily VWAP” means the cash price per share received by holders of our shares of our common stock in such fundamental change.

If we elect to deliver cash in lieu of some or all of the shares of our common stock issuable upon conversion, we will make the payment, including delivery of the shares of our common stock, through the conversion agent, to holders surrendering notes no later than the fourteenth business day following the conversion date. Otherwise, we will deliver the shares of our common stock, together with any cash payment for fractional shares, as described below, through the conversion agent no later than the fifth business day following the conversion date.

We may not deliver cash in lieu of any shares of our common stock issuable upon a conversion date (other than in lieu of fractional shares) if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the conversion consideration.

If we call notes for redemption, a holder of notes may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted the notes for purchase upon a fundamental change, a holder of notes may convert the notes only if that holder withdraws the purchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the shares of our common stock on the trading day prior to the conversion date.

Our delivery to you of shares of our common stock, cash, or a combination of cash and shares of our common stock, as applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m. New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any of our shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon specified corporate transactions

If a recapitalization, consolidation, merger, sale of all or substantially all of our assets or other transaction described under “—Conversion procedures—Recapitalizations, reclassifications and changes of our common stock” occurs, the notes will become convertible into the kind and amount of consideration that holders of our common stock received in such transaction upon such transaction as described under that caption. We agree to give notice to the holders of notes at least 30 days prior to the effective date of any such transaction in writing and by release to a business newswire stating the consideration into which the notes will be convertible after the effective date of such transaction. After such notice, we or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the note except in accordance with any other provision of the indenture.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If we call notes for redemption, a holder may convert notes only until 5:00 p.m., New York City time, on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has already delivered a purchase notice as described under “—Purchase of notes by us at the option of the holder” or a fundamental change purchase notice as described under ‘—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the terms of the indenture.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

OS’
CR’ = CR0	×
OS0

where,

CR0	=	the conversion rate in effect immediately prior to such event
CR’	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
OS’	=	the number of shares of our common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of the issuance of such rights, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

OS’ + X
CR’ = CR0	×
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to such event
CR’	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	cash dividends or distributions referred to in clause (4) below;

then the conversion rate will be adjusted based on the following formula:

SP’
CR’ = CR0	×

SP0 − FMV

where,

CR0	=	the conversion rate in effect immediately prior to such distribution
CR’	=	the conversion rate in effect immediately after such distribution
CR’	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

FMV0 + MP0
CR’ = CR0	×
MP0

where,

CR0	=	the conversion rate in effect immediately prior to such distribution
CR’	=	the conversion rate in effect immediately after such distribution
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off
MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

SP0
CR’ = CR0	×
SP0 − C

where,

CR0	=	the conversion rate in effect immediately prior to the record date for such distribution
CR’	=	the conversion rate in effect immediately after the record date for such distribution
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;
C	=	the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be increased based on the following formula:

AC + (SP’ × OS’)
CR’ = CR0	×
OS0 × SP’

where,

CR0	=	the conversion rate in effect on the date such tender offer or exchange offer expires
CR’	=	the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender offer or exchange offer
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires
OS’	=	the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires
SP’	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender offer or exchange offer expires

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income and estate tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property of ours as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, amalgamation, merger or combination involving us;

•	a conveyance, transfer, sale, lease or other disposition to a third party of all or substantially all of the property and assets of ours and our subsidiaries; or

•	any statutory share exchange,

in which holders of our common stock received cash, securities or other property in exchange for their shares of our common stock, the notes will become convertible into the kind and amount of consideration that holders of our common stock received in such transaction (the “reference property”) upon such transaction, subject to the following sentence. In the event that holders of our common stock have the opportunity to elect the form of consideration, we will make adequate provision whereby the holders of notes will have the opportunity, on a timely basis, to determine the reference property into which all of the notes, treated as a single class, will be convertible. Such determination will be conveyed by us in a notice to the trustee and the blended, weighted average of elections made by holders of the notes who participate in such determination, subject to any limitations to which all of the holders of our common stock are subject such as pro rata reductions applicable to any portion of the consideration payable, shall be applicable to all holders of notes. In all cases, the provisions above under “—Conversion rights—General” relating to the satisfaction of the conversion obligation shall continue to apply with respect to the calculation of the settlement amount. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average of the daily VWAP prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes upon the occurrence of a “fundamental change” (as defined under ”—Fundamental change permits holders to require us to purchase notes”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under ‘—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of shares by which the conversion rate will be increased per $1,000 principal amount of notes:

Effective	Stock Price
Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$

May 1, 2007
May 1, 2008
May 1, 2009
May 1, 2010
May 1, 2011
May 1, 2012

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed      per $1,000 principal amount of notes (which number shall equal the quotient obtained by dividing the principal amount per note by the closing sale price of our common stock on the date of this prospectus supplement), subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Purchase of notes by us at the option of the holder

Holders have the right to require us to purchase all or a portion of their notes on May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the relevant purchase date until 5:00 p.m., New York City time, on the business day immediately preceding the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk factors” under the caption “We may not have sufficient funds necessary to repurchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to repurchase the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but not including, such purchase date. The accrued and unpaid interest will be paid to the holder of record on such regular record date. Any notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things

•	the last date on which a holder may exercise the purchase right;

•	the purchase price;

•	the purchase date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish a notice containing this information on our website or through such other public medium as we may use at that time.

If you hold a beneficial interest in a global note, to exercise the purchase right you must comply with DTC’s procedures for exercising a purchase right in respect of a beneficial interest in a global note by 5:00 p.m., New York City time, on the business day immediately preceding the purchase date and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to exercise the purchase right, you must deliver by 5:00 p.m., New York City time, on the business day immediately preceding the purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice entitled

“Form of Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. A purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes tendered for purchase on each purchase date. You will receive payment of the purchase price promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest, upon delivery or transfer of the notes).

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, holders will have the right to require us to purchase all or a portion of their notes. The fundamental change purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but not including, the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay any accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any conveyance, transfer, sale, lease or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) continuing directors cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange (registered under Section 6 of the Securities Exchange Act of 1934, as amended) or quoted on the Nasdaq Global Select Market or the Nasdaq Global Market (to the extent that the Nasdaq Global Select Market or the Nasdaq Global Market is not at such time a national securities exchange) or another established automated over-the-counter trading market in the United States.

A fundamental change will not be deemed to have occurred, however if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq Global Select Market or the Nasdaq Global Market (to the extent that the Nasdaq Global Select Market or the Nasdaq Global Market is not at such time a national securities exchange) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities.

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting fundamental change purchase right. Such notice shall state, among other things

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rights of the holders with respect to the notes and the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish a notice containing this information on our website or through such other public medium as we may use at that time.

If you hold a beneficial interest in a global note, to exercise the purchase right you must comply with DTC’s procedures for exercising a purchase right in respect of a beneficial interest in a global note by 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to exercise the purchase right, you must deliver, by 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. A fundamental change purchase notice must state

•	the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any fundamental change purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the fundamental change purchase notice.

We will be required to purchase the notes tendered for purchase on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature is, however, not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk factors” under the caption “We may not have sufficient funds necessary to repurchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to repurchase the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer, sell, lease or dispose of all or substantially all of our properties and assets to, another person (if we are not the resulting, surviving or transferee person), unless:

•	the resulting, surviving or transferee person is a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture;

•	if as a result of such transaction, the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees by supplemental indenture all obligations of us or such successor under the notes and the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer, sale, lease or disposition complies with these requirements.

Upon any such consolidation, merger, conveyance, transfer, sale, lease or disposition, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined under “— Fundamental change permits holders to require us to purchase notes”) permitting each holder to require us to purchase the notes of such holder as described above.

The indenture also provides that any of the subsidiary guarantors may consolidate with or merge with or into, or convey, transfer, sell, lease or dispose of all or substantially all of its properties and assets to, another person (if such subsidiary guarantor is not the resulting, surviving or transferee person), provided that:

•	the resulting, surviving or transferee person is a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of such subsidiary guarantor under the subsidiary guarantee and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

•	the subsidiary guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer, sale, lease or disposition complies with these requirements.

A subsidiary guarantor will be released and relieved from all of its obligations under the subsidiary guarantee in the following circumstances:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to us or any affiliate); or

•	upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor (other than to us or any affiliate).

Events of default

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 calendar days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five calendar days;

(4) our failure to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion Rights—Conversion upon specified corporate transactions,” in each case on a timely basis as required under the indenture;

(5) our failure to comply with our obligations under “Consolidation, merger and sale of assets;”

(6) our failure to comply for 60 calendar days after written notice from the trustee or from the holders of at least 25% in principal amount of the notes then outstanding with any of our other agreements contained in the notes or the indenture;

(7) the failure by us or any of our subsidiaries to pay any indebtedness for borrowed money within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $20,000,000 in the aggregate, and such failure continues for ten calendar days after written notice from the trustee or from the holders of at least 25% in principal amount of the notes then outstanding;

(8) a subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee;

(9) a final judgment for the payment of $20,000,000 or more rendered against us or any subsidiary, which judgment is not discharged or stayed within 60 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(10) certain events of bankruptcy, insolvency or reorganization involving us or significant subsidiaries.

If an event of default, other than an event of default described in clause (10) above involving us or a significant subsidiary, occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on the notes to be due and payable. In case of an event of default described in clause (10) above involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations described under the caption “—Reports to trustee”, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on, and the increased rate of accretion will be effective with respect to, all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if an event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue, and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to a provision that cannot be amended without the consent of each holder affected) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 calendar days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-calendar-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 calendar days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee’s board of directors, a committee of the trustee’s board of directors or a committee of the trustee’s trust officers in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 calendar days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 calendar days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected (in addition to the majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment of the indenture or to waive any past defaults;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that impairs or adversely affects the conversion rights of any notes;

(5) reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9) terminate any subsidiary guarantees with respect to the notes (unless expressly permitted under the indenture).

Without the consent of any holder, we, the subsidiary guarantors and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation or limited liability company of our or a subsidiary guarantor’s obligations under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Repurchase and cancellation

We may, to the extent permitted by law, repurchase any notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports to trustee

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Trustee

The U.S. Bank National Association is the trustee, security registrar, paying agent, conversion agent and bid solicitation agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing law

The indenture provides that it, the notes and the subsidiary guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry-settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchaser; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	an event of default has occurred and is continuing and certain other conditions have been satisfied.

Description of common stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share. As of April 16, 2007, there were 58,516,902 shares of common stock outstanding.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote, and, in general, all matters will be determined by a majority of votes cast.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

Delta’s common stock is not redeemable or convertible.

Other Provisions

All outstanding common stock is, and the common stock offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read our certificate of incorporation and our by-laws, because they, and not this description, define your rights as a holder of our common stock. See “Incorporation of certain information by reference” for information on how to obtain copies of these documents.

Certain United States federal income and
estate tax considerations

The following is a summary of the material United States federal income and estate tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the notes on original issuance at its initial offering price, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar.

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, or other Disposition of Notes

Except as provided below under “Conversion of Notes into Common Stock, Cash or a Combination Thereof” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock, Cash or a Combination Thereof

We intend to take the position that neither gain nor loss will be recognized by holders on the exchange of notes into shares of common stock upon conversion or otherwise, except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your notes upon conversion or repurchase, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption or other Disposition of Notes”). If a combination of cash and stock is received in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the note (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion and the ownership of our common stock.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and in “Description of notes—Conversion procedures—Adjustment to shares delivered upon conversion upon certain fundamental changes”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable to dividend income. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock

You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note as well as upon the conversion of a note into cash or into a combination of cash and stock or on the sale or other taxable disposition of shares of common stock. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for United States federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to third bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our common stock is regularly traded on an established securities market, a non-U.S. Holder will not recognize taxable gain on a sale of notes under the third bullet point above unless either:

•	the non-U.S. Holder recognizes gain on the sale of our common stock, and actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. Holder’s holding period for the common stock;

•	the non-U.S. Holder recognizes gain on the sale of our notes, our notes are considered to be regularly traded on an established securities market, and the non-U.S. Holder actually or constructively owns more than 5% of such notes at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. Holder’s holding period for the notes; or

•	the non-U.S. Holder recognizes gain on the sale of our notes, our notes are not considered to be regularly traded on an established securities market, and, as of the latest date that the non-U.S. holder acquired any of our notes, the fair market value of all notes held by the non-U.S. holder had a fair market value greater than 5% of the fair market value of our common stock.

Any cash or stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “Payments of Interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes and the common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or a Plan subject to Section 4975 of the Code, (such accounts, together with ERISA Plans, referred to as “ERISA Plans”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes and the common stock issuable upon conversion of the notes of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law, as well as whether the investment will result in unrelated business taxable income (“UBTI”). Plan fiduciaries must make their own determinations regarding the investment, taking into consideration all of the specific facts and circumstances of the ERISA Plan and an investment in the notes and the common stock issuable upon conversion of the notes.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA Plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Whether or not the underlying assets of Delta Petroleum are deemed to include “plan assets” as described below, the acquisition and/or holding of notes and the common stock issuable upon conversion of the notes by an ERISA Plan with respect to which we, the subsidiary guarantors, or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the common stock issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and the common stock issuable upon conversion of the notes may not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable Similar Laws.

Plan Asset Issues

Under ERISA and the regulations promulgated thereunder by the DOL (the “Plan Asset Regulations”) when a “benefit plan investor”, as defined in Section 3(42) of ERISA, acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the benefit plan investor’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation by “benefit plan investors” is insignificant because benefit plan investors hold, in aggregate, less than 25% of the total value of each class of equity interest in the entity (the “25% Test”) or that the entity is an “operating company,” as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors,” excluding equity interest held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I, Part 4 of ERISA or Section 4975 of the Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA), but only to the extent of the equity interest in such entity that is held by benefit plan investors. Governmental, certain church and foreign plans are not benefit plan investors for purposes of the 25% test. Thus, absent satisfaction of another exception under ERISA, if 25% or more of the value of any class of equity interests in Delta Petroleum is held by benefit plan investors, an undivided interest in each of our underlying assets would be deemed to be “plan assets” of any ERISA Plan that invested in us.

The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the notes would be characterized as debt rather than equity by the DOL, the IRS or any other relevant authority, or under applicable local law, but in any event the common stock issuable upon conversion of the notes would be characterized as equity.

It is not anticipated that (i) the notes will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investment in the notes or the common stock issuable upon conversion of the notes by “benefit plan investors” will be significant for purposes of the Plan Asset Regulations. It is, however, anticipated that we will qualify as an “operating company” within the meaning of the Plan Asset Regulations and that the common stock issuable upon conversion of the notes will constitute “publicly offered securities”, although no assurances can be given in this regard in either case.

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, (ii) the application of the reporting and disclosure requirements of ERISA to our assets and (iii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such plans should consult with their counsel before acquiring notes and the common stock issuable upon conversion of the notes.

Representation

Accordingly, by its acceptance of a note or the common stock issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or the common stock issuable upon conversion of the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes and the common stock issuable upon conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and the common stock issuable upon conversion of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA and Section 4975 of the Code whether an exemption would be applicable.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities Inc., Lehman Brothers Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers and representatives of the several underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$
Lehman Brothers Inc.
Deutsche Bank Securities Inc.
Raymond James & Associates, Inc.
Coker, Palmer, Phillips & Mullen, Inc.
KeyBanc Capital Markets Inc.
Tristone Capital (U.S.A.) Inc.

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement, which include that:

•	the representations and warranties made by us and the guarantors to the underwriters are true;

•	there is no material adverse change in our business; and

•	we deliver customary closing documents to the underwriters.

The underwriters are committed to purchase all the notes if they purchase any of them, other than those covered by the over-allotment option described below.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The underwriters have an option to buy up to an additional $15 million aggregate principal amount of the notes solely to cover over-allotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option.

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $200,000.

We have agreed that we will not for a period of 90 days after the date of this prospectus supplement (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than:

•	the notes to be sold in this offering;

•	the sale of our common stock to the underwriters therefor in our concurrent and separate common stock offering;

•	any shares of common stock issued upon the exercise of options granted under existing employee stock option plans; and

•	any shares of common stock to be issued under our 2007 Performance and Equity Incentive Plan, including up to 1,500,000 shares to be issued to our executive officers that will be subject to lock-up agreements described below.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 90 days after the date of this prospectus supplement, may not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than certain transfers (a) that are bona fide gifts, (b) by will or the laws of intestate succession or (c) for estate planning purposes.

The 90-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the 90-day restricted periods, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted periods, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and short covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any underwriter engages in stabilizing or short covering transactions, it may discontinue them at any time.

In addition, in connection with the offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of our notes and extending through the completion of distribution.

Certain of the underwriters and their affiliates have in the past and may in the future provide certain commercial banking, financial advisory, investment banking and other services to us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is a lender and the administrative agent under our senior secured credit facility and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc. is a lender under our senior secured credit facility. In addition, each of the underwriters in this offering also acted as an underwriter in connection with our concurrent and separate common stock offering.

Legal matters

Davis Graham & Stubbs LLP, Denver, Colorado, has provided its opinion on the validity of the securities offered by this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York, has represented the underwriters in connection with this offering.

Experts

Independent Registered Public Accountants

The consolidated financial statements of Delta Petroleum Corporation as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the six-month period ended December 31, 2005, and each of the years ended June 30, 2005 and 2004 and managements’ assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

Reserve Engineers

Certain information incorporated herein regarding estimated quantities of oil and natural gas reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. and Mannon Associates, Inc., independent reserve engineers. The reserve information is incorporated herein in reliance upon the authority of said firms as experts with respect to such reports.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus supplement. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and in prior reports. All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K or as otherwise permitted by SEC rules, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated herein by reference and will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement. The documents we incorporate by reference into this prospectus supplement are:

•	Our Annual Report on Form 10-K, for the year ended December 31, 2006; and

•	Our Current Reports on Form 8-K filed January 25, 2007, January 30, 2007 and February 9, 2007.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address: Kevin K. Nanke, Delta Petroleum Corporation, 370 17th Street, Suite 4300, Denver, Colorado 80202, telephone (303) 293-9133.

Glossary of oil and gas terms

The terms defined in this section are used throughout this prospectus supplement.

3-D seismic. Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

Acreage earning agreement. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Bbl. Barrel (of oil or natural gas liquids).

Bbls/d. Barrel (of oil or natural gas liquids) per day.

Bcf. Billion cubic feet (of natural gas).

Bcfe. Billion cubic feet equivalent.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Dry hole; dry well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Environmental assessment. A study that can be required pursuant to federal law prior to drilling a well.

Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Liquids. Describes oil, condensate, and natural gas liquids.

MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. Thousand cubic feet of natural gas.

MMcf. Million cubic feet of natural gas.

MMcf/d. One Mmcf per day.

MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

MMcfe/d. One Mmcfe per day.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers.

Over-pressured. A subsurface formation that exerts an abnormally high formation pressure on a wellbore drilled into it.

Play. Group of fields with similar trap structures/reservoir rock.

Present value or PV10% or “SEC PV10%.” When used with respect to oil and gas reserves, present value or PV10% or SEC PV10% means the estimated future gross revenue to be generated from the production of net proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service, accretion, and future income tax expense or to depreciation, depletion, and amortization, discounted using monthly end-of-period discounting at a nominal discount rate of 10% per annum.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves. Estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. Estimated quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Estimated proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Tight sand gas. A formation with low permeability that produces natural gas with very low flow rates for long periods of time.

Undeveloped acreage. Acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains estimated proved reserves.

Working interest. An operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production.

PROSPECTUS

DELTA PETROLEUM CORPORATION

PIPER PETROLEUM COMPANY
DELTA EXPLORATION COMPANY, INC.
CASTLE TEXAS EXPLORATION LIMITED PARTNERSHIP
DPCA LLC
DLC, INC.

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees

Delta Petroleum Corporation (“Delta,” “we,” “us,” or “our”) may offer and sell from time to time senior and subordinated debt securities, common stock, $0.01 par value, preferred stock, $0.01 par value and warrants to purchase any of the other securities that may be sold under this prospectus, and senior or subordinated unsecured guarantees, in one or more transactions. Certain of our subsidiaries may guarantee the securities we issue.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.

We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.” On April 16, 2007, the last reported sales price of our common stock on the NASDAQ National Market was $24.36 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Market or any securities exchange of the securities covered by the prospectus supplement.

For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, as well as those that may be included in the applicable prospectus supplement and other information incorporated by reference in the applicable prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the Commission’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the “Registration Statement”) of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s Web site (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Current Reports on Form 8-K filed on January 25, 2007, January 30, 2007 and February 9, 2007 (excluding information furnished pursuant to Item 2.02 or Item 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit);

•	The description of our common stock contained in our Registration Statement on Form 10 filed September 9, 1987, as amended as described in our Current Report on Form 8-K dated January 31, 2006; and

•	All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that refer to uncertainty of future events or outcomes. Except for statements of historical or present facts, all other statements contained or incorporated by reference in this prospectus are forward-looking statements. The forward-looking statements may appear in a number of places and include statements with respect to, among other things: business objectives and strategic plans; operating strategies; acquisition strategies; drilling wells; oil and gas reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues); estimates of future production of oil and natural gas; expected results or benefits associated with our acquisitions; marketing of oil and natural gas; expected future revenues, earnings, and results of operations; future capital, development and exploration expenditures (including the amount and nature thereof); our expectation that we will have adequate cash from operations and credit facility borrowings to meet future debt service, capital expenditure and working capital requirements; nonpayment of dividends; expectations regarding competition and our competitive advantages; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; and effectiveness of our internal controls over financial reporting.

These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the risk factors we describe in the documents we incorporate by reference, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements, including, without limitation, the following:

•	deviations in and volatility of the market prices of both crude oil and natural gas;

•	the timing, effects and success of our acquisitions, dispositions and exploration and development activities;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	timing, amount, and marketability of production;

•	third party curtailment, processing plant or pipeline capacity constraints beyond our control;

•	our ability to find, acquire, market, develop and produce new properties;

•	plans with respect to divestiture of oil and gas properties;

•	effectiveness of management strategies and decisions;

•	the strength and financial resources of our competitors;

•	climatic conditions;

•	changes in the legal and/or regulatory environment and/or changes in accounting standards policies and practices or related interpretations by auditors or regulatory entities; and

•	unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE COMPANY

We are an independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects.

As of December 31, 2006, our reserves were comprised of approximately 302.4 Bcfe, 74.3% of which were natural gas. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploration and development activities may have a significant effect on the quantities and future values of our reserves.

We are concentrating a substantial portion of our 2007 exploration and development budget on the development of our Piceance, Wind River and Paradox Basin assets in the Rockies, and to a lesser extent, our Newton and Midway Loop fields in the Gulf Coast. As of March 31, 2007, we controlled approximately 1.3 million net undeveloped acres, representing approximately 97% of our total net acreage position. We retain a high degree of operational control over our asset base, with an average working interest of approximately 85% (excluding our Columbia River Basin properties) as of December 31, 2006. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations.

We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to seventeen drilling rigs. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.

We maintain our principal executive offices at 370 17th Street, Suite 4300, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the NASDAQ Global Market under the symbol “DPTR.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any offering of these securities for the exploration and development of our natural gas and oil properties, acquisition, exploration and development of additional properties or interests, acquisition of additional oil and gas service businesses, repayment of indebtedness, working capital and general corporate purposes. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the periods indicated:

	Transition
Fiscal Year	Period
Ended	July 1, 2005 to
December 31,	December 31,	Fiscal Year Ended June 30,
2006	2005	2005		2004		2003		2002

*	*	2.26	x	2.23	x	0.87	x	—

*	Less than 1. During the year ended December 31, 2006 and six months ended December 31, 2005 our earnings were less than our fixed charges by $18.6 million and $19.8 million, respectively.

We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from continuing operations before income tax, adjustments for minority interests, changes in accounting principles and fixed charges, and “fixed charges” consist of interest and financing expense, amortization of deferred financing costs and the estimated interest factor relating to rental expense.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be issued under indentures between us and U.S. Bank National Association, as Trustee, or between us and a trustee that we will identify in a supplement to this prospectus relating to the particular debt securities being offered. Any such indenture will be qualified under, subject to and governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The debt securities will be unsecured obligations of Delta and will be either senior or subordinated debt. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to Delta and not to any of our subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. The indentures may not limit the amount of debt securities or other unsecured debt which we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our debt securities.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

•	if a debt security is issued with original issue discount, the yield to maturity;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	any conversion or exchange provisions applicable to the debt securities;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

•	if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons;

•	or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•	issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on:

•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•	if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

•	register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to our company, and the holder of the debt security or coupon will look only to our company for payment.

Global Securities

A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•	if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

“United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

Bearer Securities.  The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

U.S. Book-Entry Securities.  Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:

•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust,

•	register the transfer or exchange of the debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain a registrar and paying agent in respect of the debt securities.

Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•	change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

The indentures will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures will provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive

360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets you would receive would be issued or delivered.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share. As of April 16, 2007, there were 58,516,902 shares of common stock outstanding.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote, and, in general, all matters will be determined by a majority of votes cast.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

Delta’s common stock is not redeemable or convertible.

Other Provisions

All outstanding common stock is, and the common stock offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.

This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read our certificate of incorporation and our by-laws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share. As of April 16, 2007, there were no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Delta, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of shares of preferred stock offered and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the liquidation rights of the preferred stock;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of any voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

DESCRIPTION OF WARRANTS

Warrants to be Issued

We may issue warrants independently or together with preferred stock or common stock. Each class or series of warrants will be issued under a separate warrant agreement to be entered into at the time the warrants are issued.

The prospectus supplement relating to a particular issue of warrants to issue common stock will describe the terms of the warrants, including the following:

You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

DESCRIPTION OF GUARANTEES

Any guarantees that we or certain of our subsidiaries issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Delta, the issuer of the applicable underlying security or otherwise.

LEGAL MATTERS

Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

Independent Registered Public Accountants

The consolidated financial statements of Delta Petroleum Corporation as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the six-month period ended December 31, 2005, and each of the years ended June 30, 2005 and 2004 and managements’ assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

Reserve Engineers

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves associated with our oil and gas properties, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. or Mannon Associates, Inc., independent reserve engineers. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.